Exhibit T3A.16.3

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:20 AM 07/09/2004
FILED 10:46 AM 07/09/2004
SRV 040504900 – 2328144 FILE
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
NEWCOURT CREDIT GROUP USA INC.
*  *  *  *  *
Newcourt Credit Group USA Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,
     DOES HEREBY CERTIFY:
     FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:
RESOLVED, that the Certificate of Incorporation of Newcourt Credit Group USA Inc. be amended by changing the FIRST Article thereof so that, as amended, said Article shall be and read as follows:
“The name of the corporation is CIT Credit Group USA Inc.”
     SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.
     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, said Newcourt Credit Group USA Inc. has caused this certificate to be signed by Eric S. Mandelbaum, its Senior Vice President & Secretary, this 7th day of July, 2004.

NEWCOURT CREDIT GROUP USA INC.

By:	/s/ Eric S. Mandelbaum

Eric S. Mandelbaum,
Senior Vice President & Secretary